Exhibit 99.1

PRESS RELEASE PRESS RELEASE PRESS RELEASE

NITROMED, INC
125 SPRING STREET
LEXINGTON, MA 02421

t. 781.266. 4000
f. 781.274.8080
www.nitromed.com

NitroMed Announces Sale of Common Stock

Lexington, MA (January 25, 2006) – NitroMed, Inc. (NASDAQ:NTMD) announced today that it has entered into agreements to sell approximately 6.1 million shares of its common stock to selected institutional investors at a price of $10.25 per share.   The shares are being offered under NitroMed’s effective shelf registration statement previously filed with the Securities and Exchange Commission.  Proceeds to NitroMed from this registered direct offering, net of offering expenses and placement agency fees, total approximately $58.6 million. The net proceeds of the financing will be used for general corporate purposes, including the continued commercial launch of NitroMed’s first marketed product, BiDil® (isosorbide dinitrate/hydralazine hydrochloride).

J.P. Morgan Securities Inc. and Thomas Weisel Partners LLC acted as placement agents in this offering.  Copies of the final prospectus relating to this offering may be obtained from J.P. Morgan Securities Inc., 227 Park Avenue, New York, New York 10172, or Thomas Weisel Partners LLC, One Montgomery Street, San Francisco, California 94104.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is a research-based emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as ACE inhibitors and/or beta blockers.  BiDil was approved in June 2005 by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial, and since July 2005, has been marketed by NitroMed through a nationwide, dedicated contract sales force.

The Company is committed to the development of novel pharmaceuticals and safer, more effective versions of existing drugs to treat underserved patient populations.  NitroMed’s development efforts are primarily directed at expanding its cardiovascular franchise.

For full prescribing information, visit: www.BiDil.com.  BiDil® is a registered trademark of NitroMed, Inc.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the Company’s ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize BiDil; patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; adverse side effects experienced by patients; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil; unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which has been filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contacts:

Sondra Newman, Investor Relations

P: 781.266.4197

C: 781.640.3088

Jane Kramer, Media

P: 781.266.4220

C: 781.640.8499

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